Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is dated as of October 31, 2026, by and among FG Imperii Investors LLC, a Nevada limited liability company (the “Sponsor”), FG Imperii Acquisition Corp., a Cayman Islands exempted company (“Purchaser”), and tZERO Group, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner”(within the meaning of Rule 13d-3 under the Exchange Act) of the Purchaser Ordinary Shares and Purchaser Private Units set forth on Schedule I attached hereto (all such securities of Purchaser (including securities underlying such securities), or any successor or additional securities of Purchaser of which ownership is hereafter acquired by the Sponsor prior to the termination of this Agreement are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Purchaser, the Company, FGII Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Purchaser (“Merger Sub I”), and FGII Merger Sub II LLC, a Texas limited liability company and a direct, wholly-owned subsidiary of Purchaser (“Merger Sub II”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, (i) at the First Effective Time, Merger Sub I shall merge with and into the Company, pursuant to which the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation (the “Initial Surviving Corporation”) and a wholly-owned subsidiary of Purchaser (the “First Company Merger”) and (ii) immediately following the First Company Merger, the Initial Surviving Corporation shall merge with and into Merger Sub II, pursuant to which the separate corporate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall continue as the surviving company (the “Surviving Company”) and a wholly-owned subsidiary of Purchaser (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”), on the terms and subject to the conditions set forth therein;

WHEREAS, at least one (1) Business Day prior to the First Effective Time, and subject to the conditions of the Merger Agreement, Purchaser shall effect the continuation of Purchaser from a Cayman Islands exempted company to a corporation organized under the Laws of the State of Texas (the “Continuation”) in accordance with the Merger Agreement, Purchaser’s Organizational Documents, the applicable provisions of the Texas Business Organizations Code and the Companies Act (as revised) of the Cayman Islands (the “Companies Act”); and

WHEREAS, as an inducement to Purchaser and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SUPPORT AGREEMENT; COVENANTS

Section 1.1             Binding Effect of Merger Agreement. The Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors and the Sponsor desires to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (collectively, the “Transactions”), including the Continuation, and the Sponsor desires to vote all Subject Securities that it owns in favor of the approval and adoption of the Merger Agreement. Until the Expiration Time (or, with respect to Section 6.15(b) and Section 6.24(g) of the Merger Agreement, for such longer period as is set forth therein), the Sponsor shall be bound by and comply with Sections 6.6 (No Solicitation), 6.9 (Efforts), 6.11 (Further Assurances), 6.12(a) and 6.12(b) (The Registration Statement and Proxy Statement), 6.14 (Public Announcements), 6.15(b) (Confidential Information) and 6.24 (Transaction CMAs) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to “the Purchaser” contained in Sections 6.6 and 6.15(b) of the Merger Agreement, and each reference to a “Party” contained in Sections 6.9, 6.11, 6.12(a), 6.12(b) and 6.24 of the Merger Agreement, also referred to the Sponsor.

Section 1.2             No Transfer of Subject Securities. During the period commencing on the date hereof and ending on the earliest of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Section 9.1 (Termination) thereof and (c) the liquidation of Purchaser (the earliest of (a), (b) and (c), the “Expiration Time”), the Sponsor shall not, without the prior written consent of the Company, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or transfer, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, each with respect to any Subject Securities owned by the Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by the Sponsor, whether any such transaction is to be settled by delivery of such Subject Securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. A “Permitted Transfer” shall mean any Transfer (A) to any of Purchaser’s officers, directors or consultants, any Affiliate or any family member of any of Purchaser’s officers, directors or consultants; (B) to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates or any employees or consultants of such Affiliates; or (C) to any other Person, with the prior written consent of Purchaser and the Company; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (A) through (C), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Purchaser and the Company, in form reasonably satisfactory to Purchaser and the Company, a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement as a party hereto. Purchaser shall not register any sale, assignment or transfer of any Subject Securities on Purchaser’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.2. Any purported Transfer in violation of this Section 1.2 shall be null and void ab initio and of no force or effect.

Section 1.3             New Shares. In the event that (a) any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser are issued to the Sponsor after the date of this Agreement pursuant to any issuance, offering, stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser of, on or affecting the Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser after the date of this Agreement and prior to the Closing, or (c) the Sponsor acquires the right to vote or share in the voting of any Purchaser Ordinary Shares or other equity securities of Purchaser after the date of this Agreement (such Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities as of the date hereof.

Section 1.4             Certain Agreements of the Sponsor.

(a)           At any meeting of the shareholders of Purchaser, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Purchaser is sought, the Sponsor hereby unconditionally and irrevocably agrees that it shall (i) appear at each such meeting, in person or by proxy, or otherwise cause all of its Purchaser Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Purchaser Ordinary Shares:

(i)              in favor of each Purchaser Shareholder Approval Matter, including, without limitation, the Merger Agreement, the Transactions, and any other consent, waiver, approval is required under Purchaser’s organizational documents or under any agreements between Purchaser and its shareholders, or otherwise sought by Purchaser with respect to the Merger Agreement or the Transactions or the Purchaser Shareholder Approval Matters;

(ii)             against any Alternative Transaction or any proposal relating to a business combination transaction (other than the Purchaser Shareholder Approval Matters and the transactions contemplated thereby);

(iii)            against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Purchaser (other than the Merger Agreement or the Ancillary Documents and the Transactions);

(iv)            against any change in the business, management or Board of Directors of Purchaser (other than in connection with the Purchaser Shareholder Approval Matters and the transactions contemplated thereby); and

(v)            against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Ancillary Documents or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Purchaser, Merger Sub I or Merger Sub II or the Sponsor under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Purchaser.

The Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)           The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain letter agreement, dated as of January 15, 2026, by and among Purchaser, the Sponsor and the other parties thereto (the “Insider Letter”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem, sell or tender, or submit a request to Purchaser’s transfer agent or otherwise exercise any right to redeem, sell or tender, any Purchaser Ordinary Shares owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement, and Purchaser shall enforce the Insider Letter in accordance with its terms for the benefit of the Company (subject to Section 1.11). During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company, the Sponsor shall not, and Purchaser shall not, modify, amend or waive any provision of any contract between or among the Sponsor or any Affiliate of the Sponsor (other than Purchaser or any of its subsidiaries), on the one hand, and Purchaser or any of Purchaser’s subsidiaries, on the other hand, including, for the avoidance of doubt, the Insider Letter.

Section 1.5             Further Assurances. The Sponsor shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Purchaser under applicable Laws to effect the actions and to consummate the Transactions, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable. The Sponsor agrees that it will not take any action that would make any representation or warranty of the Sponsor herein untrue or incorrect, or have the effect of preventing or disabling the Sponsor from performing its obligations hereunder.

Section 1.6             No Inconsistent Agreement. Except as provided hereunder, the Sponsor hereby represents and covenants that it (i) has not entered into, and shall not enter into, any voting agreement or voting trust with respect to any of its Subject Securities that is inconsistent with its obligations pursuant to this Agreement, and (ii) has not granted, and shall not grant, a proxy or power of attorney with respect to any of its Subject Securities, or enter into any agreement or undertaking, that would restrict, limit, be inconsistent with or interfere with the performance of its obligations hereunder.

Section 1.7             No Challenges. The Sponsor hereby agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, Merger Sub I, Merger Sub II, the Company or any of their respective successors, directors, officers, agents or equity holders (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement, the Continuation, the Company Mergers or the transactions contemplated by the Merger Agreement or any of the Ancillary Documents or the consideration and approval thereof by the shareholders of Purchaser or the Board of Directors of Purchaser, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement and the consummation of the transactions contemplated thereby; provided, however, that nothing in this Section 1.7 shall restrict the Sponsor from (x) enforcing its rights under this Agreement, the Merger Agreement or any Ancillary Document to which it is a party, (y) asserting any Fraud Claim against a party to the Merger Agreement or any of the Ancillary Documents with respect to the transactions contemplated under the Merger Agreement or any of the Ancillary Documents, or (z) defending against any Action brought against it.

Section 1.8             Consent to Disclosure. The Sponsor hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC, Nasdaq, the NYSE, NYSE American or any other applicable securities authorities or stock exchange, any other documents or communications provided by Purchaser or the Company to any Governmental Authority or stock exchange or to shareholders of Purchaser or the Company) of the Sponsor’s identity and beneficial ownership of Subject Securities, and the nature of the Sponsor’s commitments, arrangements and understandings under and relating to this Agreement, the Merger Agreement and the Ancillary Documents and, if deemed appropriate or legally required by Purchaser or the Company, a copy of this Agreement. The Sponsor shall promptly provide any information reasonably requested by Purchaser or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

Section 1.9             Forfeiture.

(a)            The parties hereto will use commercially reasonable efforts to deliver the Cash Target to the balance sheet of the Company as of the Closing, to be used for working capital purposes following the Closing, via the retention of the gross proceeds from the Trust Account and/or gross proceeds from a Financing mechanism agreed upon by the parties.

(b)            If the Cash Target is not satisfied as of the Closing, then, effective as of immediately prior to the First Effective Time, and solely in connection with and only for the purpose of the proposed Transactions, Sponsor shall and, subject to and conditioned upon the Closing occurring, hereby does automatically and irrevocably surrender and forfeit, for no consideration, such number of Purchaser Class B Ordinary Shares equal to twenty-five percent (25%) of the Purchaser Class B Ordinary Shares held by the Sponsor as of the date of the Merger Agreement as set forth on Schedule I (as equitably adjusted for any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, subdivision or other similar event affecting the Purchaser Class B Ordinary Shares after such date, less the number of any Incentive Shares transferred pursuant to Section 1.9(c) (the “Sponsor Forfeited Shares”). Without limiting the foregoing, the Sponsor Forfeited Shares shall be automatically and immediately cancelled by Purchaser, effective as of immediately prior to the First Effective Time, and Purchaser and Sponsor shall take such actions (and Purchaser shall direct Purchaser’s transfer agent, or such other intermediaries as appropriate, to take any and all such actions incident thereto) as are necessary to cause the Sponsor Forfeited Shares to be canceled, after which such Sponsor Forfeited Shares shall no longer be issued or outstanding and shall not be converted into any other securities pursuant to the Merger Agreement.

(c)            Prior to any forfeiture pursuant to Section 1.9(b), the Sponsor shall first use commercially reasonable efforts to apply the Sponsor Forfeited Shares as an incentive to secure non-redemption agreements with investors holding Purchaser Ordinary Shares in the Trust Account, investors in connection with a Financing, or other financing arrangements acceptable to the Company, in each case to assist the Company and Purchaser in satisfying the Cash Target (any Sponsor Forfeited Shares so transferred or committed by the Sponsor, the “Incentive Shares”).

Section 1.10           Waiver of Anti-Dilution Protection. The Sponsor, as the holder of all of the issued and outstanding Purchaser Class B Ordinary Shares, solely in connection with and only for the purpose of the proposed Transactions, and subject to and conditioned upon the Closing occurring, hereby, automatically and without any further action by the Sponsor, waives, to the fullest extent permitted by Law, any right to adjustment of the conversion ratio of such shares or any other anti-dilution or similar protection under Purchaser’s Organizational Documents, and agrees that such shares (following any forfeiture and cancellation pursuant to Section 1.9) will ultimately convert into shares of Purchaser Class A Common Stock only on a one-for-one basis in connection with the Transactions. This waiver shall be void and of no force and effect if the Merger Agreement is validly terminated in accordance with its terms.

Section 1.11           Lock-Up.

(a)            The Sponsor hereby agrees that, subject to and conditioned upon the Closing, it shall not Transfer (as such term is defined in the Insider Letter) any shares of Purchaser Class A Common Stock held by the Sponsor as of immediately following the First Effective Time into which the Purchaser Class B Ordinary Shares are ultimately converted or for which they are exchanged in connection with the Transactions (after giving effect to any forfeiture and cancellation pursuant to Section 1.9 and excluding any Incentive Shares), together with any equity securities paid as dividends or distributions with respect to, or into which such shares are exchanged or converted, after the Closing (the “Lock-Up Shares”), until the earlier of (i) 11:59 p.m. (Eastern Time) on the date that is one hundred and eighty (180) days after the Closing Date and (ii) the date of an Early Release Event (the period beginning on the Closing Date and ending upon the earlier of clauses (i) and (ii), the “Lock-Up Period”); provided that, upon an Early Release Event, all Lock-Up Shares shall be released from the restrictions of this Section 1.11 effective immediately prior to the consummation thereof. For purposes of this Section 1.11, “Early Release Event” means the occurrence of any of the following after the Closing: (A) a liquidation, merger, consolidation, share exchange, reorganization or other similar transaction involving Purchaser that results in all of Purchaser’s shareholders having the right to exchange their shares of Purchaser Common Stock for cash, securities or other property, or following which the shareholders of Purchaser immediately prior to such transaction cease to hold a majority, by voting power, of the capital stock of the surviving or resulting entity (or a parent thereof); or (B) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Purchaser and its Subsidiaries, taken as a whole, other than to a wholly-owned Subsidiary of Purchaser.

(b)            Notwithstanding Section 1.11(a), the Sponsor may Transfer Lock-Up Shares prior to the expiration of the Lock-Up Period solely in the circumstances described in clauses (a) through (h) of paragraph 7(c) of the Insider Letter; provided that, in the case of any Transfer described in clauses (a) through (f) of paragraph 7(c) of the Insider Letter, prior to and as a condition to the effectiveness of such Transfer, the transferee shall have executed and delivered to Purchaser and the Company a written agreement, in form reasonably satisfactory to Purchaser and the Company, agreeing to be bound by the terms of this Section 1.11 for the remainder of the Lock-Up Period. Any purported Transfer of Lock-Up Shares in violation of this Section 1.11 shall be null and void ab initio and of no force or effect.

(c)            Purchaser shall, and shall instruct its transfer agent to cause each certificate (if any) or book-entry position evidencing Lock-Up Shares to bear a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 1.11 OF THE SPONSOR SUPPORT AGREEMENT, DATED AS OF OCTOBER 31, 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND TZERO GROUP, INC., AS AMENDED FROM TIME TO TIME. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.” Purchaser shall cause such legend to be removed as promptly as practicable, but in any event within three (3) Business Days, following the expiration of the Lock-Up Period.

(d)           No amendment or waiver of any of the restrictions set forth in this Section 1.11 shall be effective without the prior written consent of Purchaser.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1             Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to Purchaser and the Company as follows:

(a)            Organization; Due Authorization. The Sponsor, if not a natural person, is duly organized and validly existing under the Laws of its jurisdiction of incorporation, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s organizational powers, and the Sponsor has been duly authorized by all necessary organizational actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Sponsor.

(b)           Ownership. The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of the Sponsor’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) Purchaser’s organizational documents, (iii) the Merger Agreement, (iv) the Insider Letter or (v) any applicable securities Laws. The Sponsor does not own of record or beneficially own on the date of this agreement any equity securities in Purchaser other than the Sponsor’s Subject Securities. The Sponsor has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to its Subject Securities, and none of the Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter. Other than the Purchaser Private Warrants held by the Sponsor (if any), the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of Purchaser.

(c)            No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder and the consummation of the transactions contemplated hereby, the Continuation, the Company Mergers and the other transactions contemplated by the Merger Agreement will not constitute or result in, (i) conflict with or result in a violation of the organizational documents of the Sponsor, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or its Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of Purchaser’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(d)            Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor, threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner questions the beneficial or record ownership of the Sponsor’s Subject Securities or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. There is no outstanding Order imposed upon the Sponsor, or, if applicable, any of its Subsidiaries.

(e)            Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Sponsor, for which Purchaser or any of its Affiliates may become liable.

(f)            Affiliate Arrangements. Except as set forth on Schedule II attached hereto, the Sponsor is not party to, nor has any rights with respect to or arising from, any Contract with Purchaser or its Subsidiaries.

(g)           Acknowledgment. The Sponsor understands and acknowledges that each of Purchaser and the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.

(h)           Adequate Information. The Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Purchaser and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Purchaser or the Company and based on such information as the Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor acknowledges that Purchaser and the Company have not made and do not make any representation or warranty to the Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Sponsor acknowledges that the agreements contained herein with respect to the Subject Securities held by the Sponsor are irrevocable.

ARTICLE III
MISCELLANEOUS

Section 3.1             Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Sponsor, Purchaser and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination or any Fraud Claim. This Article III and, if the Expiration Time occurs as a result of the occurrence of the First Effective Time, Sections 1.7, 1.9, 1.10 and 1.11, shall survive the termination of this Agreement; provided that Section 1.11 shall survive until such time as no Lock-Up Shares remain subject to the Lock-Up Period.

Section 3.2             Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3             Jurisdiction; Waiver of Jury Trial.

(a)            All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of New York (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 3.8. Nothing in this Section 3.3 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b)            EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4             Assignment. No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties and any such assignment or delegation without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.5             Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6             Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Purchaser, the Company and the Sponsor, and which makes reference to this Agreement.

Section 3.7             Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8             Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.2 of the Merger Agreement to the applicable party, with respect to the Company and Purchaser, at the respective addresses set forth in Section 11.2 of the Merger Agreement, and, with respect to the Sponsor, at the Sponsor’s respective address set forth on Schedule I. Following the effectiveness of any Permitted Transfer to any Permitted Transferee in accordance with the terms of this Agreement, Schedule I hereto shall be automatically deemed to be updated to reflect such Permitted Transfer, including such Permitted Transferee’s agreement to be bound by the terms of this Agreement as a Sponsor hereto.

Section 3.9             Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.10           Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein.

Section 3.11           Adjustment for Stock Split. If, and as often as, there are any changes in Purchaser or the Subject Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsor, Purchaser, the Company, or the Subject Securities, as so changed.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

FG IMPERII INVESTORS LLC

By:	/s/ Larry Swets, Jr.
Name:	Larry Swets, Jr.
Title:	Manager

By:	/s/ Hassan Raza Baqar
Name:	Hassan Raza Baqar
Title:	Manager

By:	/s/ Kyle Cerminara
Name:	Kyle Cerminara
Title:	Manager

PURCHASER:

FG IMPERII ACQUISITION CORP.

By:	/s/ Larry Swets, Jr.
Name:	Larry Swets, Jr.
Title:	Manager

[Signature Page to Sponsor Support Agreement]

COMPANY:

TZERO GROUP, INC.

By:	/s/ Alan Konevsky
Name:	Alan Konevsky
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Purchaser Ordinary Shares and Purchaser Private Units

Sponsor	Purchaser Ordinary Shares	Purchaser Private Units
FG Imperii Investors LLC 104 S. Walnut Street, Unit 1A Itasca, IL 60143	0 Purchaser Class A Ordinary Shares 4,577,500 Purchaser Class B Ordinary Shares	275,000 Purchaser Private Units

Schedule II

Affiliate Agreements

Insider Letter, dated January 15, 2026, by and among Purchaser, FG Imperii Investors LLC and each of the other parties thereto.

Registration Rights Agreement, dated January 15, 2026, by and among Purchaser, FG Imperii Investors LLC and certain other security holders named therein.

Administrative Services Agreement, dated January 15, 2026, by and between Purchaser and FG Imperii Investors LLC.

Private Units Purchase Agreement, dated January 15, 2026, by and between Purchaser and FG Imperii Investors LLC.